Exhibit 99

News Release

Contacts:	Layne Christensen Company
Jerry W. Fanska
Sr. Vice President Finance
913-677-6858 www.laynechristensen.com
THURSDAY, MAY 31, 2007
LAYNE CHRISTENSEN REPORTS FIRST QUARTER FISCAL 2008 EARNINGS
•	Record revenues for the quarter, up 28.6% to $201.6 million compared to $156.7 million in the prior year.

•	Record earnings per share for the quarter, up 73.3% to $0.52 per share compared to $0.30 per share in the prior year.

•	Water and wastewater infrastructure division revenues and earnings increase 31.5% and 48.2%, respectively, from the prior year.

•	Mineral exploration division revenues and earnings up 10.3% and 15.4%, respectively, from the prior year.

•	Energy division revenues and earnings up 88.6% and 85.7%, respectively, from the prior year.

Financial Data	Three Months		%
(in 000’s, except per share data)	4/30/07	4/30/06	Change
Revenues
—Water and wastewater infrastructure	$153,509	$116,695	31.5%
—Mineral exploration	37,097	33,628	10.3
—Energy	9,552	5,064	88.6
—Other	1,457	1,330	9.4

Total revenues	201,615	156,717	28.6

Gross profit, as adjusted*	54,297	39,680	36.8
Net income	8,153	4,642	75.6
Dilutive EPS	0.52	0.30	73.3

*	As used, gross profit is defined as revenues less cost of revenues, excluding depreciation, depletion and amortization.

“We are very pleased with the strong first quarter. The results were consistent with our comments at year-end that the water and wastewater infrastructure division would have to contribute at a higher level while minerals and energy stayed strong to show year-over-year improvement. The Reynolds’ businesses produced very solid results with their best quarter since being acquired by Layne Christensen. Looking forward, the mineral exploration division is expected to enjoy better weather in the second quarter and currently is extremely busy. The water and wastewater infrastructure division backlog is at historical highs and energy should improve over last year. We will need all our businesses contributing at high levels as year-over-year comparisons get very tough for the balance of fiscal 2008, but we’re off to a great start.”—
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, Thursday, May 31, 2007 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the first quarter ended April 31, 2007 of $8,153,000, or $0.52 per diluted share, compared to net income of $4,642,000, or $0.30 per diluted share last year.
Revenues for the three months ended April 30, 2007 increased $44,898,000, or 28.6%, to $201,615,000 compared to $156,717,000 for the same period last year. Revenues were up across all divisions with the main increase in the water and wastewater infrastructure division, including the impact of the acquisitions of American Water Services Underground Infrastructure, Inc. (“UIG”) in November 2006 and Collector Wells International Inc. (“CWI”) in June 2006. A further discussion of results of operations by division is presented below.
Gross profit, as adjusted, as a percentage of revenues was 26.9% for the three months ended April 30, 2007 compared to 25.3% for the three months ended April 30, 2006. The increase in gross profit percentage was primarily the result of improved margins in the water and wastewater infrastructure and energy divisions.
Selling, general and administrative expenses increased 31.5% to $29,408,000 for the three months ended April 30, 2007 compared to $22,364,000 for the three months ended April 30, 2006. The increase was primarily the result of $1,638,000 in expenses added from the acquisitions of UIG and CWI and from various other categories including additional incentive compensation expense of $1,985,000 from increased profitability in the quarter, wage and benefit increases of $1,502,000 and an increase in legal and professional fees of $535,000.
Equity in earnings of affiliates increased $1,126,000 to $1,491,000 for the three months ended April 30, 2007 from $365,000 in the prior year. The increase reflects continued strong performance in the mineral exploration division by our affiliates in Latin America and the absence of inclement weather which occurred in the prior year.
Depreciation, depletion and amortization increased to $10,338,000 for the three months ended April 30, 2007 compared to $7,066,000 for the same period last year. The increase was primarily the result of increased depletion expense of $1,553,000 resulting from the increase in production of unconventional gas from the Company’s energy operations and additional depreciation of assets acquired in the UIG and CWI acquisitions.
Interest expense increased to $2,430,000 for the three months ended April 30, 2007 compared to $2,131,000 for the three months ended April 30, 2006. The increase was primarily a result of increases in the Company’s average borrowings for the period in conjunction with the financing of the UIG and CWI acquisitions.
Income tax expense of $5,666,000 (an effective rate of 41.0%) was recorded for the three months ended April 30, 2007, compared to $4,116,000 (an effective rate of 47.0%) for the same period last year. The improvement in the effective rate is primarily attributable to increased pre-tax earnings, especially in international operations, and the resolution of certain tax contingencies. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.
Water and Wastewater Infrastructure Division
(in thousands)

	Three months ended
	April 30,
	2007	2006
Revenues	$153,509	$116,695
Income before income taxes	11,834	7,983
Water and wastewater infrastructure revenues increased 31.5% to $153,509,000 for the three months ended April 30, 2007 from $116,695,000 for the three months ended April 30, 2006. The increase in revenues was primarily attributable to additional revenues of $14,716,000 from the Company’s acquisitions of UIG and CWI, additional revenues of $3,161,000 from the Company’s continued expansion into water treatment markets, and an increase in revenues of approximately $12,355,000 from certain water supply and wastewater plant projects in the Atlanta area.
Income before income taxes for the water and wastewater infrastructure division increased 48.2% to $11,834,000 for the three months ended April 30, 2007, compared to $7,983,000 for the three months ended April 30, 2006. The increase in income before income taxes is primarily attributable to income of $804,000 from the acquisitions of UIG and CWI, an increase in income of approximately $2,352,000 from the water supply and wastewater plant projects in Atlanta, and income of $1,626,000 from the recovery of previously written off costs associated with a groundwater transfer project in Texas, partially offset by increases in incentive compensation and legal and professional fees. The backlog for the water and wastewater infrastructure division at April 30, 2007 was $336,915,000 compared to $257,438,000 at April 30, 2006.
Mineral Exploration Division
(in thousands)

	Three months ended
	April 30,
	2007	2006
Revenues	$37,097	$33,628
Income before income taxes	5,751	4,985
Mineral exploration revenues increased 10.3% to $37,097,000 for the three months ended April 30, 2007 from $33,628,000 for the three months ended April 30, 2006. The increase was primarily attributable to continued strength in the Company’s North American markets due to relatively high gold and base metal prices.
Income before income taxes for the mineral exploration division was up 15.4% to $5,751,000 for the three months ended April 30, 2007, compared to $4,985,000 for the three months ended April 30, 2006. The improved earnings in the division were primarily attributable to the impact of increased exploration activity in the Company’s North American markets and an increase of $1,126,000 in equity earnings of affiliates in Latin America, partially offset by an increase in accrued incentive compensation expense of $264,000 due to higher profitability in the current year.
Energy Division
(in thousands)

	Three months ended
	April 30,
	2007	2006
Revenues	$9,552	$5,064
Income before income taxes	3,819	2,057
Energy revenues increased 88.6% to $9,552,000 for the three months ended April 30, 2007, compared to revenues of $5,064,000 for the three months ended April 30, 2006. The increase in revenues was primarily attributable to increased production from the Company’s unconventional gas properties.
The income before income taxes for the energy division was $3,819,000 for the three months ended April 30, 2007, compared to $2,057,000 for the three months ended April 30, 2006. The increase in income before income taxes is due to the increase in production noted above.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $5,379,000 and $4,441,000 for the three months ended April 30, 2007 and 2006, respectively. The increase for the quarter was primarily due to wage and benefit increases of $378,000 and increased incentive compensation of $284,000.

Summary of Operating Segment Reconciliation Data
 (in thousands)

	Three months ended
	April 30,
	2007	2006
Revenues
Water and wastewater infrastructure	$153,509	$116,695
Mineral exploration	37,097	33,628
Energy	9,552	5,064
Other	1,457	1,330

Total revenues	$201,615	$156,717

Equity in earnings of affiliates
Mineral exploration	$1,491	$365

Income before income taxes
Water and wastewater infrastructure	$11,834	$7,983
Mineral exploration	5,751	4,985
Energy	3,819	2,057
Other	224	305
Unallocated corporate expenses	(5,379)	(4,441)
Interest	(2,430)	(2,131)

Total income before income taxes	$13,819	$8,758

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, wastewater, mineral and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months
	Ended April 30,
	(unaudited)
	2007	2006
Revenues	$201,615	$156,717
Cost of revenues (exclusive of depreciation shown below)	147,318	117,037
Selling, general and administrative expenses	29,408	22,364
Depreciation, depletion and amortization	10,338	7,066
Other income (expense):
Equity in earnings of affiliates	1,491	365
Interest	(2,430)	(2,131)
Other income, net	207	274

Income before income taxes	13,819	8,758
Income tax expense	5,666	4,116

Net income	$8,153	$4,642

Basic income per share	$0.53	$0.30

Diluted income per share	$0.52	$0.30

Weighted average shares outstanding	15,517,000	15,233,000
Dilutive stock options	235,000	222,000

	15,752,000	15,455,000

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